Exhibit 10.1

                Valpey-Fisher Corporation Key Employee Bonus Plan
                              For fiscal year 2006



Purpose of Plan
To provide an incentive to those employees who have a major impact on the profitability of the company.

Eligibility
Must be a fulltime employee and be in continued employment of the Company for the entire fiscal year, unless a waiver of this provision is approved in advance of hiring by the Compensation Committee.

Participants
The plan participants will include the CEO and the Management Staff.

Bonus Pool
The 2006 bonus pool is based on achieving the 2006 budgeted pre-tax operating result amount before other income/expense, extraordinary income/expense, and the effects of SFAS 123R ("budgeted amount").

The bonus pool will equal $50,000 upon achieving the budgeted amount. The bonus pool will increase by:

     35% of the next $200,000 increase over the budgeted amount, and 40% of the next $600,000 increase over the budgeted amount.

For operating performance in excess of $800,000 of the budgeted amount, the Board of Directors will determine the bonus.

The Compensation Committee will recommend the bonus payout amount for the CEO to the Board of Directors for their approval. The CEO will decide the payout amount for the remaining participants.

The distribution of the bonus and % of individual participation will range from 0% to 100% of salary.

Payout will either be in stock or cash and will be at the sole discretion of the CEO and the Board of Directors.








                                      -17-